 Exhibit 4.5

FOURTH SUPPLEMENT TO FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENT, dated as of January 31, 2022 (this “Fourth Supplement”), among CF Industries, Inc., a Delaware corporation (the “Company”), CF Industries Holdings, Inc., a Delaware corporation (“CFIH”), and Wells Fargo Bank, National Association, a national banking association duly incorporated and existing under the laws of the United States of America, as trustee (the “Trustee”), to the Fourth Supplemental Indenture, dated as of March 11, 2014 (as amended and supplemented prior to the effectiveness of this Fourth Supplement, the “Supplemental Indenture”), relating to the 5.375% Senior Notes due 2044 of the Company (the “Notes”).

W I T N E S S E T H

WHEREAS, the Company, CFIH and the Trustee are parties to an Indenture, dated as of May 23, 2013 (the “Base Indenture”), providing for the issuance from time to time of one or more series of the Company’s debt securities and guarantees thereof by CFIH;

WHEREAS, the Company, CFIH and the Trustee are parties to the Supplemental Indenture, entered into pursuant to the Base Indenture, which established and provided for the issuance of the Notes and the guarantee thereof by CFIH;

WHEREAS, Section 9.02 of the Supplemental Indenture provides, among other things, that the Notes and the Indenture may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company distributed a consent solicitation statement, dated January 19, 2022 (the “Consent Solicitation Statement”), to solicit consents (the “Consent Solicitation”) from the Holders to certain amendments to the Supplemental Indenture and the Notes (the “Amendments”);

WHEREAS, Holders of at least a majority in aggregate principal amount of the outstanding Notes have given and, as of the date hereof, have not withdrawn their consent to the Amendments;

WHEREAS, the Company has filed with the Trustee, pursuant to Section 9.02 of the Supplemental Indenture, evidence satisfactory to the Trustee of such consent; and

WHEREAS, the Company, pursuant to Section 9.02 of the Supplemental Indenture has requested that the Trustee join with the Company and CFIH in the execution of this Fourth Supplement and, in accordance with Sections 9.02, 9.06 and 12.04 of the Supplemental Indenture, has delivered to the Trustee an Officers’ Certificate, an Opinion of Counsel and resolutions of its Board of Directors authorizing the execution of this Fourth Supplement; this Fourth Supplement will not result in a material modification of the Notes for Foreign Account Tax Compliance Act purposes; and the Company, CFIH and the Trustee are authorized to execute and deliver this Fourth Supplement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.         Defined Terms. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Supplemental Indenture.

2.         Amendments.

(a)        Section 1.02 of the Supplemental Indenture is hereby amended by adding the following definition of the term UK Entities as a new paragraph immediately after the paragraph consisting of the definition of the term Trustee and immediately before the paragraph consisting of the definition of the term Voting Stock:

“UK Entities” means CF Industries (UK) Limited, a company incorporated in England & Wales, and CF Fertilisers UK Limited, a company incorporated in England & Wales, each of their respective subsidiaries and, in each case, any and all successors thereto (each of the foregoing a “UK Entity”).

(b)       The definition of the term Significant Subsidiary in Section 1.02 of the Supplemental Indenture is hereby amended in its entirety to read as follows:

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date; provided that each UK Entity will be deemed not to be a Significant Subsidiary, and each UK Entity will be deemed not to be a Subsidiary for purposes of determining whether any group of Subsidiaries would, taken together, constitute a Significant Subsidiary.

(c)        The first sentence of paragraph (4) of the back of note of the Notes is hereby amended in its entirety to read as follows:

The Company issued the Notes under an indenture, dated as of May 23, 2013 (the “Base Indenture”), among the Company, CF Holdings and the Trustee, as supplemented by the Fourth Supplemental Indenture, dated as of March 11, 2014 (as amended and supplemented from time to time, the “Supplemental Indenture” and, together with the Base Indenture as so supplemented, the “Indenture”), among the Company, CF Holdings and the Trustee.

(d)       The first sentence of paragraph (4) of the back of note of the form of note in Exhibit A to the Supplemental Indenture is hereby amended in its entirety to read as follows:

The Company issued the Notes under an indenture, dated as of May 23, 2013 (the “Base Indenture”), among the Company, CF Holdings and the Trustee, as supplemented by the Fourth Supplemental Indenture, dated as of March 11, 2014 (as amended and supplemented from time to time, the “Supplemental Indenture” and, together with the Base Indenture as so supplemented, the “Indenture”), among the Company, CF Holdings and the Trustee.

3.         Effectiveness. Holders of at least a majority in aggregate principal amount of the Notes outstanding have given and, as of the date hereof, have not withdrawn their consent to the Amendments. This Fourth Supplement shall become effective upon its execution and delivery by the parties hereto. Notwithstanding the foregoing, the amendments set forth in Section 2 of this Fourth Supplement shall become operative only when consents representing at least a majority of the then aggregate outstanding principal amount of the Notes are accepted pursuant to the Consent Solicitation and the Company pays the consent fee payable pursuant to the Consent Solicitation. If, after the date hereof, the Consent Solicitation is terminated or withdrawn or the other conditions set forth in this Section 3 are not satisfied (a) the amendments set forth in Section 2 of this Fourth Supplement shall have no effect, (b) the Supplemental Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof and (c) this Fourth Supplement shall be deemed null and void. The Company shall provide prompt written notice to the Trustee if the consent fee payable pursuant to the Consent Solicitation has been paid and the amendments set forth in Section 2 of this Fourth Supplement have become operative, or if the consent fee payable pursuant to the Consent Solicitation shall not be paid and the amendments set forth in Section 2 of this Fourth Supplement shall not become operative. Any failure of the Company to provide such notice promptly or at all, or any defect in such notice, shall not in any way impair or affect the validity or effectiveness of this Fourth Supplement or the operative status of the amendments set forth in Section 2 of this Fourth Supplement and shall not constitute a Default or Event of Default.

4.         Successors. All agreements of the Company and CFIH in this Fourth Supplement will bind their respective successors. All agreements of the Trustee in this Fourth Supplement will bind its successors.

5.         Severability. In case any provision in this Fourth Supplement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby, and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

6.         Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

EACH PARTY HERETO, AND EACH HOLDER OF A NOTE BY ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS FOURTH SUPPLEMENT.

7.         Counterparts; Electronic Signatures. The parties may sign any number of copies of this Fourth Supplement. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Fourth Supplement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplement as to the parties hereto and may be used in lieu of the original of this Fourth Supplement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Fourth Supplement and any certificate, agreement or other document to be signed in connection with this Fourth Supplement and the transactions contemplated hereby shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Fourth Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

8.         Effect of Headings. The section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Fourth Supplement and will in no way modify or restrict any of the terms or provisions of this Fourth Supplement.

9.         Supplemental Indenture Remains in Full Force and Effect. This Fourth Supplement shall form a part of the Supplemental Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Supplemental Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this Fourth Supplement, shall remain in full force and effect.

10.       Concerning the Trustee. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and CFIH, and the Trustee assumes no responsibility for the same. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the Consent Solicitation Statement, the Consent Solicitation or the consents of Holders. All of the provisions contained in the Supplemental Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this Fourth Supplement as fully and with like force and effect as though fully set forth in full herein. The Company hereby confirms to the Trustee that this Fourth Supplement has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplement to be duly executed, all as of the date first written above.

CF INDUSTRIES, INC.

By:	/s/ Daniel L. Swenson
	Name:	Daniel L. Swenson
	Title:	Vice President, Treasurer, and Assistant Secretary

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Daniel L. Swenson
	Name:	Daniel L. Swenson
	Title:	Vice President, Treasurer, and
Assistant Secretary

[Fourth Supplement to Fourth Supplemental Indenture – CF Industries, Inc. 5.375% Senior Notes due 2044]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	Computershare Trust Company, N.A., as agent and attorney-in-fact

By:	/s/ Linda Lopez
	Name:	Linda Lopez
	Title:	Assistant Vice President

[Fourth Supplement to Fourth Supplemental Indenture – CF Industries, Inc. 5.375% Senior Notes due 2044]